Exhibit 10.21

Lenco Mobile Inc.

100 South King Street
Seattle WA 98104

February 21, 2012

Chris Dukelow

16254 205th Place SE Renton WA 98059

Dear Chris,

On behalf of Lenco Mobile Inc., I am pleased to offer you employment as Chief Financial Officer, on the following terms:

Title:	Chief Financial Officer
Start Date:	Immediate
Reporting to:	Chief Executive Officer
Duties:	Those responsibilities normally attendant to the position of Chief Financial Officer.
Base Salary:	$200,000 annually
Target Bonus:
You will be eligible for an annual bonus under the terms of the company’s bonus plan as modified from time to time. Your target annualized bonus for 2012 will be $75,000 (as adjusted for time in service in 2012). I will review the Lenco bonus plan with you at a time convenient for you.

Benefits:	You will be eligible for employee benefits under the benefit plan offered to employees of Lenco.
Expenses:	You will be reimbursed for all reasonable employment-related expenses incurred by you in accordance with Lenco's expense reimbursement policies as modified from time to time.
Equity Compensation:
As an employee of Lenco, you will be eligible to receive stock option grants under the Lenco Equity Compensation Plan, in amounts determined by the Compensation Committee of the Board of Directors. Subject to approval by the Compensation Committee, your initial stock option grant will be 0.75% of the fully diluted shares outstanding of Lenco, measured as of the date of the grant.

Lenco is an at will employer. Your employment is voluntary and is for no specific time period. You may resign or Lenco may terminate your employment at any time, for any reason, with or without notice.

Lenco is hiring you with the understanding that your entire business time, attention, energies, skills, learning and best efforts shall be devoted to Lenco's business, except as agreed in advance in writing by the Lenco Chief Executive Officer. During the term of your employment, you may not directly or indirectly carry on any business activities that compete with Lenco.

Lenco values its intellectual property rights and respects the rights of third parties. By signing this letter, you agree to abide be the terms of the Employee Proprietary Information and Inventions Agreement attached to this letter and incorporated herein by reference. You also represent that your employment with Lenco, and the performance of your anticipated duties with Lenco, will not violate any agreement with or duty to any previous employer or third party that (i) obligates you to keep in confidence proprietary information acquired by you prior to your employment by Lenco, (ii) obligates you to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data, or (iii) is designed in any way to limit your employment or activity in any business in which you may compete, directly or indirectly, with any other business, or which might by application have such an effect.

If the terms outlined above and in the attached Employee Proprietary Information and Inventions Agreement are acceptable to you, please sign below and return the original to me. This letter sets forth the terms or your employment with Lenco and supersedes any prior agreements, whether written or oral, regarding your employment. This letter may not be modified or amended except in writing, signed by Lenco and you.

I believe this an excellent opportunity for you, Chris, and that you will be a terrific addition to our business. And I believe quite strongly that, in the end, the quality of our team will be the single most important factor in determining our success. Hence, my strong interest in bringing you on board. I am confident that you’ll not only be an outstanding individual contributor but also an important factor in fostering a cohesive and highly productive team. For all those reasons – and more – I’m excited to welcome you to Lenco.

Sincerely, /s/ Matthew Harris Matthew Harris Chief Executive Officer

With my signature below, I accept this offer of employment

Signature: Printed name: Chris Dukelow	Date:

EMPLOYEE PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

In consideration of my employment by Lenco Mobile Inc. and the compensation I will receive from Lenco, I agree to certain restrictions placed on my use of information belonging to Lenco, as set for the below, and to the specified treatment of certain intellectual property rights, also set forth below.

Definitions

“Company Materials” means documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of Lenco, whether such documents, media or items have been prepared by me or by others. Company Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

“Inventions” mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how and data, whether or not patentable or copyrightable.

“Lenco” refers to Lenco Mobile Inc. and each of its parent corporations, subsidiaries or affiliated companies.

“Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of Lenco, or which became or will become known by, or was or is conveyed by a third party to Lenco, which has commercial value in Lenco’s business or the business of a third party disclosing such information. Proprietary Information includes, but is not limited to, the following (whether or not patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere): information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, trade secrets, designs, methodologies, technology, know-how, processes, data, ideas, techniques, inventions, modules, features and modes of operation, internal documentation, works of authorship, technical, business, financial, client, marketing, and product development plans, forecasts, other employees’ positions, skill levels, duties, compensation and all other terms of their employment (unless disclosure is permitted by law), client and supplier lists, contacts at or knowledge of clients or prospective clients of Lenco, and other information concerning Lenco’s or its clients’ actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for Lenco from any other person unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by Lenco as specifically identified and disclosed by me in Exhibit A; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction). I understand that my employment creates a relationship of confidence and trust between me and Lenco with respect to Proprietary Information.

"Rights" means Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world.

Obligations to Protect Proprietary Information

General. At all times, both during my employment by Lenco and after its termination, I will (a) keep in confidence and trust and will not disclose any Proprietary Information except to other Lenco employees, agents and representatives who need to know, or to third parties who are bound by written confidentiality agreements to the extent necessary to carry out my responsibilities as an employee of Lenco and in a manner consistent with any such third party confidentiality agreements, and (b) use Proprietary Information only for the benefit of Lenco.

Maintenance and Return of Company Materials. All Company Materials are and shall be the sole property of Lenco. I agree that during my employment by Lenco, I will not remove any Company Materials from the business premises of Lenco or deliver any Company Materials to any person or entity outside Lenco, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by Lenco for any reason, or during my employment if so requested by Lenco, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of Lenco; and (iii) my copy of this Agreement.

Disclosure of inventions to Lenco. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by Lenco, all Inventions, made, discovered, conceived, reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

Ownership of Inventions

General. Lenco shall be the sole owner of all Rights, title and interest in the Proprietary Information, Company Materials and Inventions.

Existing Inventions. I have attached hereto a complete list of all existing Inventions to which I claim ownership as Exhibit A to this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

Assignment of Rights. I hereby assign to Lenco any Rights I may have or acquire in Proprietary Information during the term of my employment. I agree that all Inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of Lenco to the maximum extent permitted law and I hereby assign such Inventions and all Rights therein to Lenco. Lenco shall be the sole owner of all Rights in connection therewith.

Works made for Hire. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of Lenco rights under copyright laws. To the extent that any Inventions may not be considered a “work made for hire”, I hereby assign to Lenco such Inventions and all Rights therein.

Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of Lenco that would violate such Moral Rights in the absence of such consent.

Cooperation. I agree to perform, during and after my employment, all acts deemed necessary or desirable by Lenco to permit and assist it in further evidencing and perfecting the assignments made to Lenco under this Agreement and in obtaining, maintaining, defending and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint Lenco and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

Remedies

I recognize that nothing in this Agreement is intended to limit any remedy of Lenco under the Uniform Trade Secrets Act. I recognize that my violation of this Agreement could cause Lenco irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Lenco shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief Lenco deems appropriate. This right shall be in addition to any other remedy available to Lenco.

Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

Governing Law

Although I may work for Lenco outside of Washington or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington without regard to the conflict of laws provisions thereof. I hereby submit to the exclusive jurisdiction and venue of the state and federal courts located in Washington.

Authorization to Notify New Employer

I hereby authorize Lenco to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with Lenco.

EXHIBIT A

LIST OF EMPLOYEE INVENTIONS